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                                                                       EXHIBIT 5
                                                                  Execution Copy

            AGREEMENT AND AMENDMENT NO. 1 TO SHAREHOLDERS AGREEMENT

     This AGREEMENT AND AMENDMENT No. 1 (this "Agreement and Amendment") is entered into as of this 12 day of August 1998, and amends that certain Shareholders Agreement dated as of December 20, 1994 (the "Shareholders Agreement") by and among Jones International, Inc. ("International"), Glenn R. Jones ("Jones"), Jones Intercable, Inc., a Colorado corporation (the "Company") and BCI Telecom Holding Inc., a Canadian corporation, f/k/a Bell Canada International Inc. ("BTH"), and is also entered into by BTH (US Cable) Limited, a British Virgin Islands corporation, f/k/a Bell Canada International BVI III, Limited ("US Cable") as assignee of BTH and by BTH (Intercable) Limited, a British Virgin Islands corporation, f/k/a Bell Canada International BVI VI Limited ("BTH Intercable" and together with BTH and US Cable, the "BTH Entities") and the other Jones Entities (as defined herein).

     WHEREAS, on December 20, 1994, International, Jones, the Company and BTH entered into the Shareholders Agreement;

     WHEREAS, BTH assigned its rights but not its obligations under the Shareholders Agreement to US Cable by that certain assignment dated December 20, 1994;

     WHEREAS, in connection with the execution and delivery of the Shareholders Agreement, Glenn Jones Grantor Business Trust ("Trust"), Jones International Grantor Business Trust ("JI Trust"), Jones Space Segment, Inc. ("Space"), Jones Global Group, Inc. ("Global"), Jones Interdigital, Inc. ("Interdigital"), Jones Entertainment Group, Ltd. ("Entertainment" and together with Jones, International, Trust, JI Trust, Space, Global and Interdigital, the "Jones Entities") and Morgan Guaranty Trust Company of New York, as agent for BTH and BTH Intercable entered into certain option agreements each dated as of December 20, 1994 and amended and restated as of the date hereof, granting an option (the "Control Option") to purchase the shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company owned beneficially or of record by the Jones Entities (the "Control Shares");

     WHEREAS, the Jones Entities, BTH, through its agent, have entered into an amendment to the foregoing option agreements (as amended, the "Option Agreements") to provide for, among other things, a new Exercise Period (as defined therein) which has caused the Control Option to become currently exercisable as provided in Section 3.1(a)(vi) of the Option Agreements (the "Accelerated Exercise");

     WHEREAS, the Shareholders Agreement currently provides that upon the consummation of the purchase and sale of the Optioned Shares (as defined therein) such Shareholders Agreement terminates with the proviso that certain provisions of such Shareholders Agreement shall survive such termination;
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     WHEREAS, Comcast Corporation, a Pennsylvania corporation ("Comcast"), and the BTH Entities have entered into a Purchase and Sale Agreement, dated as of May 22, 1998, providing, among other things, for the acquisition by Comcast of the Control Shares at such time that the BTH Entities are entitled to acquire the Control Shares pursuant to the Control Option, which agreement has been amended and restated on the date hereof, in connection with the Accelerated Exercise (the "Comcast/BTH Agreement");

     WHEREAS, the Jones Entities and Comcast have entered into an Agreement, dated as of the date hereof, relating to certain arrangements between the Jones Entities and Comcast concerning the exercise of the Control Option (the "Comcast/Jones Agreement");

     WHEREAS, the parties hereto desire to amend the Shareholders Agreement to amend the termination provision of the Shareholders Agreement so that in the event the Optioned Shares are purchased pursuant to the Accelerated Exercise certain provisions of the Shareholders Agreement shall not survive such termination; and

     WHEREAS, the parties hereto desire to set forth certain other agreements relating to the consummation of the transactions contemplated by the Comcast/Jones Agreement and the Comcast/BTH Agreement;

     THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows.

                                   ARTICLE I
                                   ---------

                      AMENDMENT TO SHAREHOLDERS AGREEMENT


1.1.  Definitions.  All terms used but not otherwise defined herein shall have
      -----------
the same meanings as ascribed to them in the Shareholders Agreement.

1.2.  Amendment to Section 1.1.  Section 1.1 of the Shareholders Agreement is
      ------------------------
hereby amended by deleting therefrom the definitions of "Option Agreements" and "Option Termination Date" in their entirety and substituting in lieu thereof the following:

     "Option Termination Date" means the earlier of (i) the date on which the Control Option terminates pursuant to Section 3.6 of the Option Agreements, or otherwise, (ii) the date on which BTH (or its agent) purchases the Option Shares pursuant to the Option Agreements or (iii) the Closing, as defined in the Comcast/Jones Agreement, and the Simultaneous Closing, as defined in the Comcast/BTH Agreement, shall have occurred.

     "Option Agreements" means the Option Agreements dated as of the Closing Date between Bank of New York, as successor agent to Morgan Guaranty Trust Company of New York, acting as agent for Investor and in the case of a Section 3.1(a)(vi) Exercise, for Comcast,

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and each of Jones International Grantor Business Trust, Glenn Jones Grantor
Business Trust, Jones Space Segment, Inc., Jones Global Group, Inc., Jones Interdigital Inc. and Jones Entertainment Group, Ltd., as amended on August 12, 1998.

1.3.  Amendment to Section 3.10.  Section 3.10 of the Shareholders Agreement is
      -------------------------
hereby amended by adding the following to the end of such section:

     "Notwithstanding the foregoing, the parties hereto agree that this Section
     3.10 shall not prohibit any of the parties from disclosing all such documents and information received after August 12, 1998 and until the earlier to occur of (x) the Closing of the transactions contemplated by that certain Agreement, dated August 12, 1998, by and among Comcast Corporation, a Pennsylvania corporation ("Comcast") Jones International and certain JI Group Entities named therein (the "Comcast/Jones Agreement") or
     (y) the expiration or termination of the Comcast/Jones Agreement from the other parties to this Agreement (and Affiliates of such other parties), including any information provided by the Company to any Investor Nominee, to Comcast, and to the officers, directors, employees, agents, representatives and advisors (including, without limitation, legal and financial advisors) of Comcast.

1.4.  Amendment to Section 3.5.  Effective as of and conditioned upon the
      ------------------------
consummation of the transactions contemplated by the Jones/Comcast Agreement.
Section 3.5 of the Shareholders Agreement shall be deleted in its entirety and the following substituted in lieu thereof:

     "3.5  Programming Services.  Notwithstanding any other provision in this
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          Agreement to the contrary:  (a) The Bell International Group Entities shall have the right to distribute, on a full-time (or, if requested from time to time by Investor, part-time to be extended or restored, as applicable to full time upon Investor's request), daily basis, programming packaged (as opposed to brokered) by, created by or created primarily for a Bell International Group Entity ("INVESTOR PROGRAMMING") on such number of channels (not to exceed two at any one time) on the Systems as Investor may designate from time to time.

     (b) Prior to exercising its distribution right with respect to any programming under this Section 3.5, the relevant Bell International Group Entity (a "PROGRAMMER") will present to the Board a reasonably detailed business plan that, among other things, describes (i) the general content of such programming, (ii) the marketing strategy for such programming, including service level (such as basic, tier or a la carte) and (iii) pricing for such service levels. The Investor Programming shall be carried and priced by the Intercable Group Entities on such level or levels

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          of services as such programming is intended to be carried under the business plan for such programming.

               (c) Notwithstanding the rights granted pursuant to paragraph (a) above:

               (i) the Intercable Group Entities shall not be required to delete from any System any programming acquired from any third-party programmer prior to the expiration of the term of the program carriage agreement with such third-party programmer in order to carry any Investor Programming,

               (ii) in the event there is insufficient channel capacity to carry Investor Programming, carriage of such Investor Programming on a System shall be given priority over any third party programming not then carried by such System and over any third party programming then carried by the System at such time as the initial or then current renewal term, as applicable, is scheduled to expire, provided that (x) such priority shall not apply to off-air programming carried by the four major broadcast networks or as mandated by law, or the 20 most widely viewed third party programs as then carried by the System at the time as reported by Cablevision magazine, and (y) in addition to the foregoing requirements, the Company shall use its reasonable best efforts to add Investor Programming to the Systems whenever opportunities to do so arise, and

               (iii) Investor shall give the Company at least four months' prior notice of any proposed commencement or termination of use of any channel.

               (d) During the Validation Period (as defined herein), the license fee payable by the Intercable Group Entities for any unit of Investor Programming ("NEW PROGRAMMING") shall be such license fee as the Programmer establishes in good faith based on its reasonable estimate of the market value of such New Programming. A Programmer shall notify the Company and the Disinterested Directors in writing promptly following the end of the Validation Period whether the Programmer has entered into an agreement providing for (a) the distribution of such New Programming by a cable television operator or other distributor of video programming (a "DISTRIBUTOR") having at least 400,000 subscribers ("VALIDATING DISTRIBUTOR") and (b) the payment of a license fee by such Validating Distributor at a rate equal to or greater than the license fee payable by the Intercable Group Entities ("VALIDATING

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          PROGRAMMING AGREEMENT"). If no Validating Programming Agreement has
          been entered into during the Validation Period, the Company or any Disinterested Director may, by written notice given within sixty (60) days after receipt by the Company and the Disinterested Directors of the above-referenced notification, require that such Programmer reduce the license fee payable by the Intercable Group Entities for such New Programming to the greater of (i) a license agreement approved by the Disinterested Directors, (ii) the average license fee charged by the applicable Programmer to all Distributors for such New Programming and
          (iii) the Agreed Rate in effect at such time. For purposes of this
          Section 3.5, "AGREED RATE" means, at any time, the rate set forth in the Affiliate Agreement between Mind Extension University, Inc. and the Company dated December 28, 1993, as amended as of June 1, 1994. Thereafter, the license fee payable by the Intercable Group Entities for such New Programming shall be subject to such adjustments as are similar to adjustments in the license fee permitted by the Validating Programming Agreement or, if there is no such agreement in effect, by the programming agreement pursuant to which such New Programming is carried by the largest Distributor serving fewer than 400,000 subscribers. A Programmer may elect at any time to terminate carriage of such unit of New Programming upon not less than ninety days prior written notice to the Company if it does enter into a Validating Programming Agreement during the Validation Period. "VALIDATION PERIOD" shall mean, as to any New Programming, the fifteen (15) month period commencing with the first month with respect to which a license fee is payable by an Intercable Group Entity for the right to distribute such New Programming.

               (e) The Intercable Group Entities shall carry Investor Programming on the Systems until December 20, 2009 (or the expiration date of the applicable programming agreement with the Company) in accordance with this Section 3.5.

               (f) For purposes of this Section 3.5 the term "DISINTERESTED DIRECTORS" shall mean any director who would be considered a "disinterested director" for the purposes of Section 7-108-501 of the Colorado Business Corporation Act.

               (g) Notwithstanding anything to the contrary contained in this Agreement, Investor may assign on behalf of itself and the Bell International Group Entities its rights under this Section 3.5 to Comcast."

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    1.5. Upon the amendment to Section 3.5 of the Shareholders Agreement contained in Section 1.4 hereof becoming effective the Company shall pay to Jones and International $25,000,000 in immediately available funds to such bank account or accounts as Jones shall designate in consideration of the termination of the JI Group Entities' rights under Section 3.5 of this Agreement.

    1.6.  General.  Except as expressly modified by this Agreement and
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Amendment, the provisions of the Shareholders Agreement shall remain in full force and effect. Except as set forth in Section 2.2, below, execution and delivery of this Agreement and Amendment, the Option Agreements and the Comcast/Jones Agreement shall not constitute or be deemed to be a waiver by any party of (a) any rights or claims that such party had or may have under the Shareholders Agreement as amended hereby or (b), in the event that the Comcast/Jones Agreement is terminated, any rights or claims that the Jones Entities or the Company had or may have against the BTH Entities by reason of the execution, delivery or performance of the Comcast/BTH Agreement.

                                   ARTICLE II
                                   ----------

                                OTHER AGREEMENTS


    2.1.  Agreement to Stay Proceedings. In consideration of Comcast's execution
          -----------------------------
and delivery of the Comcast/Jones Agreement and the Comcast/BTH Agreement, each of the parties hereto hereby agrees to take any and all actions and refrain from taking any and all actions necessary or advisable to seek a stay of any proceedings relating to that certain lawsuit brought by BTH against Jones Intercable, Inc., Jones International, Ltd., Jones Internet Channel, Inc. and Glenn R. Jones, which was filed before the U.S. District Court for the District of Colorado (the "Litigation"), including, without limitation, any hearings or proceedings relating to any damage claims relating to the subject matter of the Litigation and the appeal of the order entered on May 5, 1998 until the first to occur of (i) the date on which both the Closing (as defined in the Comcast/Jones Agreement) and the Simultaneous Closing (as defined in the Comcast/BTH Agreement) shall have occurred, at which time the parties shall dismiss the Litigation with prejudice or (ii) the termination of the Comcast/Jones Agreement.

    2.2.  General Release.  In consideration of Comcast's execution and
          ---------------
delivery of the Comcast/Jones Agreement and the Comcast/BTH Agreement each of
(i) the Jones Entities and the Company and (ii) each of the BTH Entities, in the case of each of (i) and (ii), on behalf of itself and each of its Affiliates (including the Company and its subsidiaries) (the "Releasing Parties"), effective as of and conditioned upon the consummation of both the Closing (as defined in the Comcast/Jones Agreement) and the Simultaneous Closing (as defined in the Comcast/BTH Agreement), except as otherwise provided below, releases and forever holds harmless, and waives and relinquishes from and against all obligations, actions, causes of action, claims, demands, damages, costs, expenses and liabilities whatsoever, at law or in equity, known or

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

unknown, fixed or contingent, which the Releasing Parties ever had, now have or which their successors, predecessors, assigns, heirs, executors and administrators hereafter can, shall or may have against any of the BTH Entities and the Jones Entities, their Affiliates (including the Company and its subsidiaries), officers, directors, employees, shareholders and their successors or assigns (the "Released Parties") on account or arising out of any matter, cause or thing whatsoever from the beginning of the world to the date on which the Closing Date (as defined in the Comcast/Jones Agreement) and the Simultaneous Closing Date (as defined in the Comcast/BTH Agreement) shall both have occurred. Notwithstanding the foregoing nothing in this Section 2.2 shall release any obligations, rights, actions, causes of action, claims, demands, damages, costs, expenses or liabilities of the Released Parties to the Releasing Parties under the Option Agreements or with respect to any judgment previously obtained in any court of competent jurisdiction.

    2.3. (a) Tax Matters. (a) The Company shall and International shall cause Jones Education Company ("Education") and Entertainment to provide BTH with certification and file notice(s) with the Internal Revenue Service within 10 days after the request of BTH regarding any disposition undertaken in connection with the Comcast/BTH Agreement, which certification or notification, as the case may be, shall attest to the fact that the BTH Entities' interest in such corporations does not constitute a "real property interest" within the meaning of the Internal Revenue Code and shall otherwise conform with the requirements of United States Treasury Regulation 1.897-2(h).

          (b) Promptly upon request the Company shall, and International shall cause Education and Entertainment to, accord the BTH Entities reasonable access to the books and records and employees of the Company, Education and Entertainment to enable the BTH Entities to confirm whether or not their respective investments in such entities will constitute "excluded property" within the meaning of the Income Tax Act (Canada) (i.e., that no more than 10% of the assets of such entities consist of passive assets) as of the Simultaneous Closing Date or the Initial Closing Date and the Final Closing Date, as the case may be.

    2.4. Termination of Certain Agreements.The BTH Entities, the Jones Entities
         ---------------------------------
and the Company agree and acknowledge, on their own behalf and on behalf of their respective Affiliates, that the Secondment Agreement, the Fee Sharing Agreement, the Financial Services Agreement and the Supply and Services Agreement (each as defined in the Shareholders Agreement) shall terminate as of and conditioned upon the consummation of the Closing and the Simultaneous Closing; provided that anything contained in Section 2.2 to the contrary
         --------
notwithstanding, any moneys accrued for the account of BTH prior to termination of such agreements shall be paid to BTH at the Closing or as soon as is reasonably practicable thereafter.

    2.5.  Approval of this Agreement.  Each of the parties to this Agreement and
          --------------------------
Amendment represents and warrants to the other parties hereto that (i) if it is a corporation, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its

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incorporation or organization, (ii) if it is a trust, the trust agreement governing its operation is in full force and effect, (iii) it has the power and authority to execute, deliver and perform this Agreement and Amendment and (iv) this Agreement and Amendment has been duly executed and delivered by it and is a valid and binding agreement by it. The parties hereto hereby agree with each other that (i) this Agreement and Amendment, (ii) the termination of Jones' employment with Company pursuant to the form of Termination Agreement presented to the Board of Directors of the Company and (iii) the assumption by an Affiliate of a Jones Entity of the Company's rights and obligations under that certain lease dated December 23, 1997 by and between the Company and PNC Leasing Corp. shall be subject to the approval of the Joint Nominees (as such term is defined in the Shareholders Agreement) and that such approval shall satisfy the requirements of Section 3.6 of the Shareholders Agreement. The Company represents and warrants to the other parties to this Agreement that this Agreement and Amendment has been approved by a majority of the Joint Nominees at a meeting duly called and held for such purpose.

                                  ARTICLE III
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                                 MISCELLANEOUS


     3.1.  General.  This Agreement shall be governed by and construed and
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enforced in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Colorado. The agreement of the parties, which is comprised of this Agreement and Amendment and the Shareholders Agreement, sets forth the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement and Amendment and the Shareholders Agreement.

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

     IN WITNESS WHEREOF, the parties have caused this Agreement and Amendment to be executed by their duly authorized representatives as of the day and year first above written.

                              JONES INTERCABLE, INC.


                              By:  /s/ Kevin P. Coyle
                                   ------------------

                              /s/ Glenn R. Jones
                              ------------------
                              Glenn R. Jones


                              JONES INTERNATIONAL, LTD.


                              By:  /s/ Glenn R. Jones
                                   ------------------


                              GLENN JONES GRANTOR BUSINESS TRUST


                              By:  /s/ Christine Jones Marocco
                                   ---------------------------


                              JONES INTERNATIONAL GRANTOR BUSINESS TRUST


                              By:  /s/ Christine Jones Marocco
                                   ---------------------------


                              JONES SPACE SEGMENT, INC.

                              By:  /s/ Glenn R. Jones
                                   ------------------

                              JONES GLOBAL GROUP, INC.

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                              By:  /s/ Glenn R. Jones
                                   ------------------

                              JONES INTERDIGITAL, INC.

                              By:  /s/ Glenn R. Jones
                                   ------------------

                              JONES ENTERTAINMENT GROUP, LTD.

                              By:  /s/ Glenn R. Jones
                                   ------------------


                              BCI TELECOM HOLDING INC.


                              By:  /s/ Siim Vanaselja
                                ---------------------
                                 Director


                              BTH (US CABLE) LTD.


                              By:  /s/ Christopher S. McKenzie
                                ------------------------------
                                  Director/President


                              BTH (INTERCABLE) LIMITED


                              By:  /s/ Christopher S. McKenzie
                                ------------------------------
                                  Director/President

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